UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2015

Blackbaud, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-50600	11-2617163
(Commission File Number)	(IRS Employer ID Number)

2000 Daniel Island Drive, Charleston, South Carolina	29492
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (843) 216-6200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, Blackbaud, Inc., a Delaware corporation (the “Company”), announced on October 6, 2015 that Bradley J. Holman has retired as Executive Vice President and President, International Business Unit (“IBU”), effective December 31, 2015. In connection with his retirement, Mr. Holman and Blackbaud Pacific Pty Ltd, an Australian subsidiary of the Company, have entered into a Deed of Release dated October 29, 2015 (the “Deed of Release”).
In accordance with the terms of the Deed of Release, Mr. Holman is entitled to receive his salary through his final date of employment on December 31, 2015. In addition, he will also receive severance pay amounting to AU$588,030. Also, certain service-based and performance-based equity awards that were granted to Mr. Holman under the Company’s Long-Term Incentive Plan (“LTIP”) and were due to vest in February and November of 2016 will be accelerated and will vest on December 31, 2015. All other outstanding LTIP awards (due to vest from 2017 to 2019) will be forfeited. Mr. Holman will be eligible for a 2015 cash bonus only if IBU and corporate performance exceeds 100% of the target performance, and in such event, Mr. Holman will only be entitled to a cash bonus on any excess amount over 100% as calculated and paid in accordance with the Company’s bonus plan.
In addition to the surviving confidentiality obligations and other restrictions contained in the employment contract between the Company and Mr. Holman, dated April 1, 2015 (and filed as Exhibit 10.77 to the Company’s Form 10-Q filed on August 6, 2015), the Deed of Release also contains customary release and confidentiality provisions.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLACKBAUD, INC.

Date:	November 4, 2015	/s/ Michael P. Gianoni
Michael P. Gianoni
President and Chief Executive Officer
(Principal Executive Officer)